INDEPENDENT AUDITORS' CONSENT



To the Stockholders of
Coventure International Inc.
Calgary, Alberta, Canada


We consent to the use in this Registration Statement of Coventure International Inc. on Form SB-2 of our report dated March 6, 2002 of Coventure International Inc. for the years ended July 31, 2001 and 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

We also consent to the use of our review report on the unaudited interim financial information of Coventure International Inc. for the three and nine months ended April 30, 2002 dated June 11, 2002 in this Registration Statement of Coventure International Inc. on Form SB-2.

We are also aware that the aforementioned report on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ N.I Cameron Inc.
--------------------------------------
N.I. Cameron Inc. Chartered Accountants
Vancouver, British Columbia
August 30, 2002